Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated April 28, 2014

FANTEX VERNON DAVIS This tracking stock is intended to reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. This is not a direct investment in that athlete or brand contract. It represents an ownership interest in Fantex, Inc. Fantex cannot assure you as to the development or liquidity of any trading market for this stock. START INVESTING Already have an account? Sign In REAL TIME Mon, Apr, 2014 12:50 PM EDT - Fantex Market closes in 7 hrs 9 min Tracking Stock Information 12.00 11.50 11.00 © Fantex Brokerage Services, LLC 12 PM 4 PM 8 PM QUICK ZOOM 1d 5d 1m 3m Open 0.00 Day Range 0.00 12.00 Seller Willing to Sell (Ask) 100 shares @ $11.90 Buyer Willing to Pay (Bid) 16 shares @ $1.50 52 Week Range 0.00 0.00 Volume 66 Average Volume 0 Market Cap $5,053,200 Shares Outstanding 421,100 News Vernon Davis shares can be traded as of Monday NBC Sports – 2 hours ago Fantasy Football 2014: Projections for Second-Tier Tight Ends on New Teams Bleacher Report – 17 hours ago Baltimore Ravens Draft Countdown: Making the Case for Eric Ebron Bleacher Report – 1 days ago Fantex tests market, sells 421,000 shares of San Fancisco’s Vernon Davis Pittsburgh Post-Gazettee – 1 days ago The Vernon Davis IPO IS Here. Should You Buy In? Daily Finance – 2 days ago Santana Row fashion show to feature 49ers’ Vernon Davis Mercury New – 3 days ago 49ers’ Vernon Davis: ‘We must win a Super Bowl title’ CBS SportsLine – 5 days ago Tweets #ThrowbackThursday: ’07 offseason workout pics of @VernonDavis85 and more #49ers. GALLERY: http://t.co/xu67Q2nulJ http://t.co/vleyVZtdc7 @49ers - 12:41 PM - Apr 24, 2014 Today’s your last day to buy some Vernon Davis stock, if you are so inclined http://t.co/32fWOPI8Nw @NinersNation 9:30 AM - Apr 24, 2014 Zero chance to make money off Packers stock. At least technically a change to make Money on Vernon stock @NinersNation - 3:21 PM - Apr 22, 2014 This Vernon IPO is interesting in that it’s at least more valuable than Green Bay Packers stock. @NinersNation - 3:21 PM - Apr 22, 2014 TE @VernonDavis85 is offering stock... in himself. STORY: http://t.co/dNPpsyK2c8 @ScottKeley - 3:19 PM - Apr 22, 2014 Vernon Davis START INVESTING Regulatory Filings Fantex Vernon Davis Prospectus (Updated) Posted Apr 25, 2014 at 8:00 AM Fantex Vernon Davis S-1 Prospectus Posted Jan 28, 2014 at 6:00 AM About Fantex, Inc. Fantex, Inc. is a brand acquisition, marketing and brand development company whose focus is on acquiring minority interests in the income associated with the brands of professional athletes, entertainers and other high-profile individuals and assisting such individuals in enhancing the reach and value of their respective brands... more Brand Contract Fantex, Inc. Brand Income Ownership: 10% INCLUDED CONTRACTS NFL Player Contract: San Francisco 49ers Endorsement Contracts: - Brand Info Age 30 Position TE Years Pro 7 College Maryland Playing Status Active Vernon Leonard Davis (born January 31, 1987) is a professional American football tight end for the San Francisco 49ers of the National Football League. He was drafted in the 1st round (6th overall) of the 2006 NFL Draft by the 49ers. Upon entering the ... more Fantex, Inc. offerings are complex, highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex, Inc. has currently entered into brand contracts with NFL football players. The images on this website depicting other sports are intended to illustrate sports played by athletes that Fantex, Inc. may pursue to enter into brand contracts. Fantex, Inc. intends to enter into additional brand contracts and issue additional tracking stocks to finance the acquisition of its minority interest in those brands. There is no assurance that Fantex, Inc. will offer additional tracking stocks to reflect the economic performance of brands that play any of the sports depicted on the website. The offering of additional tracking stocks involves risk. * Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks. Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the Fantex Vernon Davis prospectus. View the Fantex EJ Manuel prospectus. View the Fantex Arian Foster prospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.